Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Amendment No.1 to the Registration Statement (Form S-3 No. 333-231658) and related Prospectuses of aTyr Pharma, Inc. for the registration of common stock, preferred stock, debt securities, warrants and units of aTyr Pharma, Inc. and to the incorporation by reference therein of our report dated March 26, 2019, with respect to the consolidated financial statements of aTyr Pharma, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2018, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, CA

June 18, 2019